UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2026

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Euclid Avenue Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	ARE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Compensatory Arrangement - Joel S. Marcus

On and effective January 9, 2026, Alexandria Real Estate Equities, Inc. (the “Company”) entered into a letter amendment (the “Letter Amendment”) to the Amended and Restated Executive Employment Agreement, effective January 1, 2015, as amended pursuant to letter agreements dated July 3, 2017, March 20, 2018, January 15, 2019, June 8, 2020, August 30, 2023, January 5, 2024, and December 6, 2024 (as so amended, the “Employment Agreement”), between the Company and Joel S. Marcus, the Company’s Executive Chairman.

Pursuant to Section 3.4(h)(i) of the Employment Agreement, Mr. Marcus is currently eligible to receive an annual long-term incentive compensation award (an “LTI Grant”) in the form of restricted shares of the common stock of the Company (“Common Stock”) with respect to each fiscal year of the Company that ends during the period in which Mr. Marcus serves as the Executive Chairman of the Company. In addition, prior to giving effect to the Letter Amendment as described below, the Employment Agreement further provides that the annual LTI Grant target value shall be $3,600,000, with the target value equally distributed between time-based and performance-based vesting components, with the performance-vesting component subject to a maximum value of 150% of its $1,800,000 target value, such that the combined maximum value for both the time-based and performance-based components is $4,500,000.

For the benefit of the Company, Mr. Marcus requested that Section 3.4(h)(i) of the Employment Agreement be amended to provide that, in respect of the LTI Grant for the 2025 fiscal year of the Company, which was made as of January 9, 2026 (the “2025 Grant”), 100% of the shares of Common Stock subject to such 2025 LTI Grant shall be subject to performance based-vesting, with a maximum value of 150% of the $3,600,000 target value, and no shares of Common Stock subject to such 2025 Grant shall be subject to time-based vesting.

To implement Mr. Marcus’s request, the Letter Amendment amends Section 3.4(h)(i) of the Employment Agreement to provide that 100% of the shares of Common Stock subject to the 2025 Grant shall vest based on certain corporate performance criteria, and no shares of Common Stock subject to the 2025 Grant shall be subject to time-based vesting (the “Amendment”). For the avoidance of doubt, as a result of the Amendment, the target value of the 2025 Grant will remain $3,600,000, but the maximum value will now be $5,400,000, or 150% of the performance-based target value. The Amendment will be effective with respect to the 2025 Grant only and will not apply to any other LTI Grants for subsequent fiscal years or any other annual long-term incentive compensation awards granted to Mr. Marcus.

In effect, the Amendment benefits the Company by changing Mr. Marcus’s entitlement to restricted shares that would vest automatically upon the passage of a specified time period to an entitlement to restricted shares that would vest only if corporate performance criteria were satisfied. Thus, the entirety of the 2025 Grant is now performance-based and will be awarded to Mr. Marcus only if the Company also benefits from Mr. Marcus’s achievement of performance-based criteria.

The foregoing description of the Letter Amendment does not purport to be complete and is qualified in its entirety by the full text of the Letter Amendment, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2025.

Promotion and Election of Executive Officer – John Hart Cole

On January 9, 2026, the Board of Directors of the Company elected John Hart Cole as Co-President & Co-Regional Market Director – Seattle, effective as of January 1, 2026. Mr. Cole has served as Executive Vice President – Capital Markets/Strategic Operations and Co-Regional Market Director – Seattle since January 2024 and as Senior Vice President – Strategic Market Director - Seattle since October 2017. Mr. Cole previously served the Company as Vice President – Strategic Operations from March 2015 to October 2017. In his role as Co-Regional Market Director – Seattle, Mr. Cole focuses on the strategic growth of the Greater Seattle region, leading key acquisition and disposition initiatives, strategic development projects, and mission-critical asset management and operations, as well as supporting the region’s leasing efforts. Mr. Cole is also involved with corporate operational and capital allocation initiatives, including investor relations, acquisitions and dispositions, and capital markets management. Mr. Cole received his Master of Business Administration degree with a focus on Finance from the University of Kentucky and his Bachelor of Science degree in Finance/Real Estate from Indiana University.

No changes to Mr. Cole’s employment arrangements, other than an increase in base salary commensurate with his promotion, are contemplated in connection with this promotion. The material terms of such arrangements are described in previous SEC filings, including the Company’s Proxy Statement filed with the SEC on April 2, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

January 12, 2026	By:	/s/ Marc E. Binda
Marc E. Binda
Chief Financial Officer and Treasurer